SCHEDULE 14A INFORMATION
            REQUIRED IN PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {   }

Filed by a Party other than the Registrant { x }

Check the appropriate box:

{   }   Preliminary Consent Statement

{   }   Confidential, for Use of the Commission Only (as Permitted by  Rule 14a-
        6(e)(2))

{   }   Definitive Consent Statement

{   }   Definitive Additional Materials

{ X }   Soliciting Material Pursuant to  Section  240.14a-11(c) or Section  240.
        14a-12


                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
                                   REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

{ x } No Fee required.

{   } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:


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FOR IMMEDIATE RELEASE
February 9, 1999
Contact:  Jacqueline Quigley          (561) 447-4713

   Jewelcor Management, Inc. Considers New Designs, Inc. Consent Solicitation

Wilkes-Barre, Pennsylvania...Jewelcor Management, Inc. (JMI) stated today that the consent solicitation to remove 5 of the 6 members of the Board of Directors of Designs, Inc. (NASDAQ-DESI)(Designs) fell short of the required majority vote. In the consent solicitation it was necessary for JMI to obtain a majority of the outstanding shares, not just a majority of the shares voted.

Seymour Holtzman, President of JMI, stated, "We ended up with approximately 43% of the outstanding shares supporting our proposal. Since the record date for voting was set at December 7, 1998, shareholders who purchased shares of stock between that date and February 5, 1999 did not receive a proxy from JMI, and were likely not able to vote on our proposal. The trading volume in Designs' stock amounted to approximately 6 million shares during this period, and for all intents and purposes, JMI received no support from this significant shareholder group.

During the past month, JMI has continually initiated settlement discussions with Designs. Holtzman stated, "In situations like this, I am always amenable to negotiate a settlement that would be in the best interest of all of the shareholders." In attempting to negotiate a settlement with Designs, JMI has asked the company to stipulate that it would sell to the highest bidder, and so far the company has refused. Holtzman asks, "Why won't the Board of Directors unequivocally state that the company will be sold to the highest bidder? What are they afraid of? I have always been uncomfortable with the possibility that the company may not be sold at all, or if it is sold, it would be sold under some "sweetheart" arrangement. Also of great concern to me is that the company has not so far agreed to stipulate that management would not receive preferential treatment in any sale transaction. In my opinion, this should be alarming to all shareholders."

"Furthermore, Designs has insisted that JMI, one of the largest shareholders, be prohibited from commenting on any offer made to sell the company under the terms of any settlement. My interpretation of Designs' position is that if members of management want to purchase the company with Russian Rubles or "funny money" I would not have the ability to comment, notwithstanding that JMI owns approximately 1.57 million shares of common stock of the company."

"It has been two months since the current management has launched its efforts to sell the company, and I am not impressed with their progress. I continue to seriously question whether or not the current management of the company sincerely intends to sell the company. As I have stated in the past, management does not have to inform the shareholders of any offer it does not accept, and they could implement further anti-takeover strategies to preserve their positions."

Holtzman said, "I am always willing to discuss an amicable solution of this matter on terms that are acceptable to all parties, and most importantly, that benefit all shareholders. However, attempts to settle this matter on acceptable terms up to this point have been futile. I am now giving serious consideration to immediately initiating an additional consent solicitation, similar to the previous solicitation, so that the shareholders who purchased stock subsequent to December 7, 1998 would have an opportunity to vote."

                                     * * * *

JMI and certain other persons named below may be deemed to be participants in the solicitation of consents (the "Solicitation") to, among other things, remove 5 of the 6 current members of the Board of Directors of Designs (the "Board of Directors") and replace such directors with a new slate of directors. The participants in the Solicitation may include the following persons who JMI may put forward to serve on the Board of Directors if elected: Jesse H. Choper, Seymour Holtzman, Peter R. McMullin, Deborah M. Rhem-Jackson and Steve R. Tomasi; and the following employees of JMI, its affiliates and other persons:
Brian Bufalino, Richard L. Huffsmith, Jacqueline Quigley, and James R. Verano. As of the date of this communication, JMI owns an aggregate of 1,570,200 shares of common stock of Designs.